Exhibit 99.1

Old Second Bancorp, Inc.		For Immediate Release
(Nasdaq: OSBC)		October 23, 2009

Contact:	J. Douglas Cheatham
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Third Quarter Earnings

AURORA, Illinois — Old Second Bancorp, Inc. (Nasdaq: OSBC) today announced third quarter 2009 earnings of $0.03 per diluted share, on net income of $1.5 million.  Diluted earnings per share were down from the third quarter of 2008, in which the Company earned $0.30 per diluted share on net income of $4.1 million.  In the first nine months of 2009, the Company recorded a loss of $4.26 per diluted share, on $56.0 million in net loss, as compared to $1.25 per diluted share in the first nine months of 2008, on net income of $17.0 million.  The year to date loss incurred in 2009 also included a second quarter pretax goodwill impairment charge of $57.6 million that had an associated tax benefit of $22.0 million.  Generally, for both the quarter and year to date periods, the decrease in earning assets combined with the increases in both the provision for loan losses and other expenses more than offset increases in noninterest income and reductions to interest expense.  The Company recorded a $66.6 million provision for loan losses in the nine months ended September 30, 2009, which included an addition of $9.7 million in the third quarter.  Net charge-offs in the same period were $49.8 million for the nine months ended September 30, 2009 and $26.2 million for the third quarter.  In the same period in 2008, the provision for loan losses was $9.1 million, $6.3 million of which was added in the third quarter.  Net charge-offs in the same period were $4.8 million for the nine months ended September 30, 2008 and $3.7 million for the third quarter.  The net income available to common stockholders was $351,000 for the third quarter, which decreased the net loss available to common shareholders to $59.1 million for the first nine months of 2009.  This compared to net income available to common shareholders of $4.1 million and $17.0 million, respectively, for the same periods in 2008.

In announcing these results, the Company’s Chairman and CEO, William Skoglund, stated, “Management continues to be vigilant in monitoring and reviewing the loan portfolio quality as well as the status of the credit markets, markets for real estate and the local economy.  Although we were able to decrease the provision expense in the third quarter, the effect of the ongoing economic conditions upon our borrowers still required $9.7 million of provision for loan losses after some loans were charged off and properties were moved to other real estate for future sale.”  Chairman Bill Skoglund added, “While we would have liked to report stronger earnings, we deemed it prudent to add to the loan loss provision and we continue to aggressively manage nonperforming loans.  At the same time, we are encouraged that our noninterest income sources continued to increase, particularly from our mortgage operations unit.  We are strategically managing asset and capital deployment through these tough times and we believe that both the Company and Bank have capital levels that will allow us to continue to work through the difficult economic environment.”

At September 30, 2009, the Company’s regulatory total capital and Tier 1 capital to risk weighted assets ratios and Tier 1 leverage ratios were 13.67%, 10.45%, and 8.86%, respectively, as compared to 10.76%, 7.66%, and 6.50%, respectively, at December 31, 2008.  The same capital ratios at the Bank were 11.97%, 10.70%, and 9.06%, respectively, at September 30, 2009 compared to 11.54%, 10.29%, and 8.72%, respectively, at December 31, 2008.

Net interest income decreased from $66.1 million in the first nine months of 2008 to $64.9 million in the first nine months of 2009.  Average earning assets decreased $32.2 million, or 1.2%, from September 30, 2008 to September 30, 2009, as management continued to place emphasis upon asset quality and loan growth was limited due to the general decline in the number of qualified borrowers.  Average interest bearing liabilities decreased $86.6 million, or 3.6%, during the same period.  The decrease in average interest bearing liabilities was due in large part to an initiative to retain relationships when they reprice and not to focus on attracting or retaining new deposit relationships where no other product or service will be utilized by the depositor.  The net interest margin (tax equivalent basis), expressed as a percentage of average earning assets, decreased from 3.41% in the first nine months of 2008 to 3.39% in the first nine months of 2009.  The average tax-equivalent yield on earning assets decreased from 6.02% in the first nine months of 2008 to 5.17%, or 85 basis points, in the first nine months of 2009.  The cost of funds on interest bearing liabilities decreased from 3.03% to 2.13%, or 90 basis points in the same period, but the continued level of nonaccrual loans combined with the general decrease in interest rates lowered interest income to a greater degree than it reduced interest expense.

Net interest income decreased from $23.6 million in the third quarter of 2008 to $21.0 million in the third quarter of 2009.  The decrease in average earning assets on a quarterly comparative basis was $145.5 million, or 5.4%, from September 30, 2008 to September 30, 2009 due in part to a continued lack of demand from qualified borrowers coupled with a decrease in securities available for sale.  Average interest bearing liabilities decreased $211.2 million, or 8.8%, during the same period.  The net interest margin (tax-equivalent basis), expressed as a percentage of average earning assets, decreased from 3.61% in the third quarter of 2008 to 3.39% in the third quarter of 2009.  The average tax-equivalent yield on earning assets decreased from 5.83% in the third quarter of 2008 to 5.02% in the third quarter of 2009, or 81 basis points.  The cost of interest-bearing liabilities also decreased from 2.57% to 1.97%, or 60 basis points in the same period, but the continued higher level of nonaccrual loans combined with the repricing of interest bearing assets and liabilities in a lower interest rate environment decreased interest income to a greater degree than it decreased interest expense.

In the first nine months of 2009, the Company recorded a $66.6 million provision for loan losses, which included an addition of $9.7 million in the third quarter.  In the first nine months of 2008, the provision for loan losses was $9.1 million, which included an addition of $6.3 million in the third quarter.  An additional $3.0 million of allowance for loan losses was also assumed in the Heritage acquisition in the first quarter of 2008.  Nonperforming loans increased to $176.1 million at September 30, 2009 from $108.6 million at December 31, 2008, and $65.7 million at September 30, 2008.  On a linked quarter basis, however, nonperforming loan totals decreased from the June 30, 2009 level of $178.6 million.  Charge-offs, net of recoveries, totaled $49.8 million and $4.8 million in the first nine months of 2009 and 2008, respectively.

Chairman Bill Skoglund noted, “Management continues to make loan portfolio workout a priority and we closely monitor portfolio quality in these challenging economic times.  When available information confirms that specific loans or portions of loans are uncollectible, management makes the hard decision to charge off those amounts.  While this reduces specific allocation estimates in the allowance for loan losses, it simultaneously reduces the remaining risk of loss.”  Provisions for loan losses are made to provide for probable and estimable losses inherent in the loan portfolio.  The distribution of the Company’s gross charge-off activity for the periods indicated is detailed in the first table below and the remaining nonperforming loans at September 30, 2009 are included in the table immediately following (in thousands):

Loan Charge-offs, Gross

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Real Estate-Construction	$21,653	$3,571	$41,055	$4,007
Real Estate-Residential:
Investor	1,114	66	2,403	339
Owner Occupied	472	14	599	70
Revolving and Junior Liens	400	26	765	236
Real Estate-Commercial, Nonfarm	1,622	42	2,323	156
Real Estate-Commercial, Farm	—	—	—	—
Commercial and Industrial	171	—	934	58
Other	942	93	2,175	213
	$26,374	$3,812	$50,254	$5,079

Nonperforming Loans as of September, 30 2009

		90 Days or	Restructured	Total Non	% Non
	Nonaccrual	More	Loans	performing	Performing	Specific
3rd Quarter 2009	Total (1)	Past Due	(Accruing)	Loans	Loans	Allocation
Real Estate - Construction	$87,042	$400	$—	$87,442	49.7%	$2,203
Real Estate - Residential:
Investor	28,719	—	317	29,036	16.5%	141
Owner Occupied	16,460	—	7,128	23,588	13.4%	1,149
Revolving and Junior Liens	960	—	—	960	0.5%	120
Real Estate - Commercial, Nonfarm	30,330	218	298	30,846	17.5%	972
Real Estate - Commercial, Farm	2,243	—	—	2,243	1.3%	—
Commercial and Industrial	888	284	—	1,172	0.7%	154
Other	771	—	—	771	0.4%	305
	$167,413	$902	$7,743	$176,058	100.0%	$5,044

(1) Nonaccrual loans included $26.3 million in restructured loans, $11.9 million in real estate construction, $5.4 million in commercial real estate, $6.0 million is in real estate - residential investor and $3.0 million is in real estate - owner occupied.

The largest component of nonperforming loans continues to be in the real estate construction sector, at $87.4 million, or 49.7% of total nonperforming loans.  This is a $7.5 million decrease on a linked quarter basis. Management estimated that a loss allocation of $2.2 million was adequate coverage for this category.  Migration to nonperforming status occurred primarily from loans that had been previously rated as substandard.  In addition to the general lack of demand for new construction in our market area, the problems in this sector were compounded by a continued decline in real estate valuations.  The subcomponent details for the real estate construction segment at September 30, 2009 (in thousands) is set forth below:

		90 Days	Restructured	Total Non	% Non
	Nonaccrual	or More	Loans	performing	Performing	Specific
Real Estate - Construction	Total	Past Due	(Accruing)	Loans	Loans	Allocation
Homebuilder	$53,690	$—	$—	$53,690	61.4%	$2,034
Commercial	13,010	400	—	13,410	15.3%	—
Land	14,505	—	—	14,505	16.6%	46
Other	5,837	—	—	5,837	6.7%	123
	$87,042	$400	$—	$87,442	100%	$2,203

Commercial real estate was the Company’s second largest category of nonperforming loans representing $30.8 million, 17.5% of the nonperforming loan portfolio, a decrease of $1.1 million on a linked-quarter basis.  Within this segment, 45.8% consisted of strip mall or other retail properties where cash flows were insufficient to support the debt.  Management has been in the process of administering a variety of workout strategies with the borrowers and such remedies could include a restructure option to allow more time to obtain additional tenants for a specific property or liquidation of the borrower.  Management estimated that a specific loss allocation of $510,000 was adequate coverage on that category after charging off $1.1 million in the third quarter of 2009.  The remaining nonperforming commercial real estate loans included a variety of owner occupied and non-owner occupied properties.  Management estimated that a specific loss allocation of $462,000 was sufficient for that grouping after charging off $509,000 in the third quarter of 2009.

Nonperforming residential investor loans consist of multi-family and one to four family properties that totaled $29.0 million and accounted for 16.5% of the nonperforming loan total, an increase of $321,000 on a linked-quarter basis.  Approximately 10.6% of the Company’s single-family investor loans and 6.7% of the multi-family investor loans were nonperforming as of September 30, 2009.  A significant portion of these totals was attributable to a single borrower relationship totaling $14.2 million and was comprised of approximately $8.8 million in multi-family investment properties and $5.4 million in one-to-four family investment properties.  This relationship accounted for 49.0% of the residential investor nonperforming loan total.  Management charged off $420,000 related to that borrower during the third quarter of 2009 and estimated that no additional allocations were needed as of September 30, 2009 based upon a review of recent appraisals.  The Company was the successful bidder at a Chapter 11 Bankruptcy sale of these properties, and it is anticipated that final court approval of the sale will be received in the fourth quarter of 2009.  This approval would also provide clear title and would result in a transfer to other real estate owned.

A second single relationship accounted for $5.0 million, or 17.2%, of the nonperforming loans in the residential investor category.  In the aggregate, these credits are secured by forty single-family homes.  These homes are substantially rented with few vacancies, but the cash flow has been insufficient to fully support the contractual repayment terms.  Management has entered into a forbearance agreement with this borrower and this credit was categorized as a troubled debt restructuring within the nonaccrual portfolio at the original principal amount.  Under the terms of the forbearance agreement, a cash collateral arrangement has been established whereby the Bank collects all rental receipts, and the net cash flow after expenses is retained and applied to the loan on a monthly basis.  This net cash flow has been sufficient to provide for principal reductions and management estimated no loss allocation was required based upon recently obtained appraisals.

Other residential investment loans totaling $9.5 million were comprised of several different borrower relationships.  The Bank has deployed a variety of work out methods for these credits and management has estimated a specific allocation of $141,000 should be sufficient to cover the estimated losses on this portfolio segment, after charging off $694,000 during the third quarter of 2009.

Nonperforming residential loans to individuals totaled $23.6 million, which was approximately 10.6% of the Company’s total owner occupied residential portfolio.  This was an increase of $5.3 million on a linked-quarter basis and represents 13.4% of the nonperforming loans total as of September 30, 2009.  Approximately $7.1 million of this segment was considered to be restructured, which was an increase of $4.3 million on a linked quarter basis.  Restructured loans include credits in forbearance/foreclosure avoidance programs where the borrower’s income source has been impaired and the Company has made a concession to temporarily reduce payments and/or interest rates.  Most of the loans within the $16.5 million of the residential portfolio that was in nonaccrual status at September 30, 2009 are in various stages of foreclosure.  Management has estimated that a specific allocation of $1.1 million should be sufficient to cover the estimated loss on this residential portfolio after charging-off $472,000 during the third quarter of 2009

Farmland loans totaling $2.2 million comprise 1.3% of the nonperforming loans at September 30, 2009, and approximately 4.1% of this aggregate loan portfolio category was nonperforming.  One of the largest loans in this category is a single family farm relationship and management has estimated that no charge-off of principal or loss allocation was required based upon a recent review of the loan including the estimated collateral value.

A linked quarter comparison of loans that were classified as performing, but past due 30 to 89 days and still accruing interest, shows that this category decreased from $35.6 million at December 31, 2008, to $31.9 million at September 30, 2009, which was a modest increase from the June 30, 2009 level of $27.2 million.  Of the September 30, 2009 past due amount, $11.2 million, or 35.1%, were for various past due commercial land development and construction credits, $4.0 million, or 12.5%, were secured by one-to-four family real estate credits, $3.0 million, or 9.4%, were secured by multi-family properties, $9.1 million, or 28.6%, were secured by nonfarm nonresidential properties and $4.1 million, or 12.8%, were commercial and industrial credits with the remaining 1.6% of 30-89 days past due credits attributable to various installment and small farm credits of $502,000.

As of September 30, 2009, the Company’s loan portfolio had 14.1% invested in real estate construction and development loans and 43.7% invested in commercial real estate and the Company has generally limited its lending activity to locally known markets.  Construction lending is typically based upon cost versus appraisal values and subsequent valuations were substantially based upon updated appraisals.  Additionally, the Company does not have any material direct exposure to sub-prime loan products as it has focused its real estate lending activities on providing traditional loan products to relationship borrowers in nearby markets versus nontraditional loan products or purchased loans originated by other lenders.

The ratio of the allowance for loan losses to nonperforming loans was 33.0% as of September 30, 2009, as compared to 38.0% at December 31, 2008 and 36.8% at September 30, 2008.  While this ratio decreased somewhat as compared to September 30, 2008, management believed the allowance coverage was sufficient due to the estimated loss potential, which was reduced by third quarter charge off activity as well as a higher collateralization level on some of the incoming nonperforming loans.  Management determines the amount to provide in the allowance for loan losses based upon a number of factors, including loan growth, the quality and composition of the loan portfolio, and loan loss experience.  The latter item is also weighted more heavily based upon recent loss experience.  Management also assigned a higher loss factor for the higher risk construction and development portfolio in the first quarter of 2009 and increased that factor again in the second quarter.  In the third quarter, however, management decreased that factor back to the first quarter level since $21.7 million of the third quarter charge-off activity was in the construction and development sector.  Management also estimated that the reduced size of the pool of credits subject to this factor, and the amount of the projected probable remaining exposure merited the lower factor in part because the most adverse credits had already been designated as nonperforming and thus had an associated specific allocation estimate.  Management also assigned a higher risk factor for segments of the commercial real estate portfolio in the second quarter of 2009 and incrementally increased that factor in the third quarter.  The above changes in estimates were made by management to be consistent with observable trends within both the loan portfolio segments and in conjunction with market conditions.  These environmental factors are evaluated on an ongoing basis and are included in the assessment of the adequacy of the allowance for loan losses.  When measured as a percentage of loans outstanding, the allowance for loan losses increased to 2.69% at September 30, 2009 as compared to 1.82% at December 31, 2008, and 1.07% at September 30, 2008.  In management’s judgment, an adequate allowance for estimated losses has been established; however, there can be no assurance that actual losses will not exceed the estimated amounts in the future.

Other real estate owned (“OREO”) increased $9.3 million from $15.2 million at December 31, 2008, to $24.5 million at September 30, 2009.  Of that total, $8.9 million was added in the third quarter of 2009 as management successfully converted collateral securing problem loans to properties ready for disposition.  The Bank added 28 properties to OREO during the third quarter, which brought the total held as OREO to 49 properties after deducting six property sales that occurred in the period.  Also included in OREO was one $9.1 million property grouping that the Bank acquired in December 2008 in satisfaction of the outstanding debt.  That group of properties is comprised of residential townhomes, residential townhome lots, lots zoned for condominiums, and lots zoned for retail.  The value added from townhome development in that project totaled $2.4 million in the first nine months of 2009, which was substantially offset by $2.0 million in townhome sales.  Management based the original estimated value of the project upon appraisals as well as actual sales data.  In the third quarter of 2009, management again reviewed and lowered the estimated valuation by $878,000, which brought the associated year to date valuation reserve to $3.9 million on the project lots that are zoned for condominium and retail development.  The townhome portion of this project was placed under contract for sale in the third quarter of 2009, with an anticipated fourth quarter closing date.  Management anticipates that the proceeds from that sale will approximate the estimated fair value of the assets.  The remaining OREO consisted of multiple properties of different types, which includes 30 single-family homes with an estimated realizable market value of $8.0 million, six non-farm, nonresidential properties with an estimated value of $3.0 million, a number of lots zoned for residential construction with an estimated realizable market value of $1.5 million, and one parcel of vacant acreage suitable for either farming or development with an estimated value of $2.9 million.

Noninterest income increased $2.2 million, or 28.8%, to $10.0 million during the third quarter of 2009 as compared to $7.8 million during the same period in 2008.  Trust income increased by $90,000, or 4.6%, in the third quarter of 2009 due to the combined increase in valuation of assets under management coupled with the settlement of a large estate.  Service charge income decreased, however by $258,000, or 10.1%, in the third quarter of 2009, and $341,000, or 4.9%, for the year to date period.  For both the third quarter and year to date comparisons, the primary source of the decrease was from consumer bounce protection fees, but this trend was partially offset by increases in commercial checking account service charges.  The latter item increased in large part from the reduced commercial earnings credits that resulted from a lower interest rate environment.  Despite ongoing market turbulence, third quarter 2009 mortgage banking income, including net gain on sales of mortgage loans, secondary market fees, and servicing income, totaled $2.2 million, an increase of $965,000, or 78.3%, from the third quarter of 2008.  The Company has done significant reengineering in its mortgage operations unit, and this process improvement is reflected both in its operating results as well as its move into the number one position in mortgage origination market share in both Kane and Kendall Counties in early 2009.  Those same factors also allowed mortgage-banking operations to increase mortgage banking income $2.8 million, or 48.4%, from $5.8 million in the first nine months of 2008 to $8.5 million for the same period in 2009.

Realized gains on securities totaled $454,000 in the third quarter of 2009 and $1.8 million for the first nine months as compared to a $20,000 net realized loss in the third quarter of 2008 and $1.4 million for the first nine months of that year.  Bank owned life insurance (“BOLI”) income increased for the second consecutive quarter and was $409,000, or 629.2%, higher than the same period in 2008, as the rates of return began to stabilize on the underlying insurance investments.  For the first nine months of 2009, BOLI income thus showed an increase of $263,000, or 38.4%, from the same period in 2008.  The net gains on interest rate swap activity with customers included fee income of $156,000 and $1.1 million for the third quarter and first nine months of 2009, respectively, but was offset by a credit risk valuation recovery and expense of $556,000 and $981,000, respectively, on the estimated aggregate swap position exposure at September 30, 2009.  Other noninterest income decreased by $148,000, or 11.1%, in the third quarter of 2009, and decreased by $129,000, or 3.5% for the year to date period.  Even though automatic teller machine surcharge and interchange fees increased for both periods, decreases in fee income from brokerage activities more than outpaced that growth in the third quarter of 2009.

Noninterest expense was $20.1 million during the third quarter of 2009, an increase of $406,000 from $19.7 million in the third quarter of 2008.  Noninterest expense was $121.9 million during the first nine months of 2009, an increase of $62.0 million, or 103.5%, from $59.9 million in the first nine months of 2008.  Excluding the second quarter nonrecurring goodwill impairment charge of $57.6 million, and the net OREO valuation adjustment of $3.6 million from one multiuse project, noninterest expense increased by approximately $822,000, or 0.1%, in the first nine months of 2009.  The reductions in salaries and benefits expense were significant for both the year to date and quarterly comparative periods.  This expense decreased by $1.2 million, or 11.4%, when comparing the third quarter of 2009 to the same period in 2008.  As previously announced, management made the decision to delay filling open positions and completed a reduction in force late in March 2009.  That initiative, combined with the first quarter elimination of management bonuses and profit sharing contributions, substantially resulted in the $3.8 million, or 11.4%, decrease in employee related expenses when comparing the first nine months of 2009 to the same period in 2008.

Occupancy expense decreased $51,000, or 3.5%, from the third quarter of 2008 to the third quarter of 2009.  Occupancy expense increased $112,000, or 2.5%, from the first nine months of 2008 to the same period in 2009.  The increases were largely due to a second quarter 2009 charge of $125,000 that was recorded for the combined cost of early leasehold termination charges and related acceleration of the leasehold improvement costs for the three branches that were closed in the third quarter.  One additional branch is scheduled to close in the fourth quarter of 2009 and management continues to evaluate branch profitability and service overlap at all leased facilities.  Excluding those costs, the largest category increase in occupancy expense for both the quarter and year to date periods was for real estate taxes.  Management is actively reviewing county assessments as part of the overall cost control strategy.  On a quarterly and year to date comparative basis, furniture and equipment expense decreased $40,000, or 2.3%, and increased $71,000, or 1.4%, respectively.  This quarterly decrease was primarily due to reduced expenses related to network operating costs whereas the year to date increase was largely attributable to increased depreciation costs.

On a quarterly and year to date comparative basis, the Federal Deposit Insurance Corporation (“FDIC”) costs increased $442,000, or 116.3%, and $3.1 million, or 309.3%, respectively.  These premium expenses increased industry wide and, in the second quarter of 2009, the FDIC levied an additional special assessment of $1.3 million.  In addition to that assessment and a general increase in insurance rates, we elected to participate in the FDIC’s Temporary Liquidity Guarantee Program, through which all non-interest bearing transaction accounts are fully guaranteed, as are NOW accounts earning less than 0.5% interest, and that election also caused an increase in the assessment.  Third quarter 2009 advertising expense decreased by $279,000, or 47.1%, when compared to the same period in 2008, primarily due to decreased print advertising and direct mail costs.  Similarly, advertising expense in the first nine months of 2009 decreased $613,000, or 38.3%, as compared to the first nine months of 2008.

An income tax benefit of $126,000 was recorded in the third quarter of 2009 as compared to $1.3 million in expense in the same period of 2008.  Likewise, an income tax benefit of $38.4 million was recorded in the first nine months of 2009 as compared to $6.8 million in expense in the same period of 2008.  During the three and nine month periods ended September 30, 2009, our taxable income significantly decreased compared to the same periods in 2008, primarily due to the results of our operations during the three and nine -month periods ended September 30, 2009.  As discussed in the Company’s prior quarterly report, the portion of the goodwill intangible asset charge that was attributable to the acquisition of Heritage Bank is tax deductible and has an associated $22.0 million tax benefit.  Although not anticipated, there can be no guarantee that a valuation allowance against the resultant deferred tax asset will not be necessary in future periods.  Our effective tax rate for the three and nine-month period ending September 30, 2009 was 9.36% and 40.67%, respectively, as compared to 24.66% and 28.69%, respectively, for the same periods in 2008.  The income tax benefit resulted, in large part, from the impairment charges for the tax-deductible goodwill.

Total assets decreased $285.5 million, or 9.6%, from December 31, 2008 to close at $2.70 billion as of September 30, 2009.  Loans decreased by $118.4 million as demand from qualified borrowers continued to decline, but the largest asset category decrease was a $163.3 million, or 40.2%, decrease in the long-term securities that were available-for-sale.  In addition to experiencing a high rate of securities being called due to the declining interest rate environment experienced in the first quarter, the Company also sold bonds and recognized a net realized securities gain of $1.8 million in the first nine months of 2009.  The largest changes by loan type included decreases in commercial and industrial, real estate construction and residential real estate loans of $28.8 million, $69.9 million and $24.0 million, or 11.8%, 18.7% and 3.4%, respectively.  These decreases were somewhat offset by growth of $11.7 million, or 1.3%, in real estate commercial loans.

The third largest asset reduction category was goodwill, which was deemed to be impaired at June 30, 2009, and a noncash charge was taken at that time.  Management also performed an annual review of the core deposit and other intangible assets as of February 2009.  Based upon that review and subsequent monitoring, management determined there was no impairment of other intangible assets as of September 30, 2009.  No assurance can be given that future impairment tests will not result in a charge to earnings.  The core deposit and other intangible assets related to the Heritage Bank acquisition were $8.9 million at acquisition.

Total deposits decreased $51.5 million, or 2.2%, during the first nine months of 2009, to close at $2.34 billion as of September 30, 2009.  The category of deposits that declined the most in the first half of 2009 was certificates of deposit, which decreased $114.8 million, or 10.1%, primarily due to a change in pricing strategy that required customers to have a core deposit relationship with the Bank to receive a higher rate on a certificate of deposit.  Money market deposit accounts decreased by $148.4 million, from $543.3 million to $394.9 million during the same period.  These decreases were offset by growth in NOW deposits of $156.8 million, or 57.1%, and savings deposits growth of $58.3 million, or 53.0%.  As noted previously, the Company also participates in the expanded FDIC insurance coverage program that became available in November 2008 and is set to expire in June 30, 2010 unless the Bank elects to opt out in December 2009.  The average cost of interest bearing deposits decreased from 2.45% in the third quarter of 2008 to 1.84%, or 61 basis points, in the third quarter of 2009.  Likewise, the average cost of interest bearing liabilities decreased from 2.57% in the third quarter of 2008 to 1.97% in the third quarter of 2009, or 60 basis points.

The most significant borrowing in the first quarter of 2008 occurred in January when the Company entered into a $75.5 million credit facility with LaSalle Bank National Association (now Bank of America).  Part of that credit facility replaced a $30.0 million revolving line of credit facility previously held between the Company and Marshall & Ilsley Bank.  The $75.5 million credit facility was comprised of a $30.5 million senior debt facility, which included the $30.0 million revolving line described above, and $500,000 in term debt as well as $45.0 million of subordinated debt.  The proceeds of the $45.0 million of subordinated debt were used to finance the acquisition of Heritage, including transaction costs.  The Company reduced the amount outstanding on the Bank of America senior line of credit by $17.6 million in the first half of 2009, and as of September 30, 2009, the Company had no principal outstanding on the revolving line, $500,000 in principal outstanding in term debt and $45.0 million in principal outstanding in subordinated debt.  The term debt is secured by all of the outstanding capital stock of the Bank.  The Company has made all required interest payments on the outstanding principal amounts on a timely basis.

The credit facility agreement contains usual and customary provisions regarding acceleration of the senior debt upon the occurrence of an event of default by the Company under the agreement, as described therein.  The agreement also contains certain customary representations and warranties and financial and negative covenants.  At September 30, 2009, the Company continued to not comply with two of the financial covenants contained within the credit agreement.  The agreement provides that upon an event of default as the result of the Company’s failure to comply with a financial covenant, the Lender may (i) terminate all commitments to extend further credit, (ii) increase the interest rate on the revolving line of the term debt (together the “Senior Debt”) by 200 basis points, (iii) declare the Senior Debt immediately due and payable and (iv) exercise all of its rights and remedies at law, in equity and/or pursuant to any or all collateral documents, including foreclosing on the collateral.  The total outstanding principal amount of the Senior Debt is the $500,000 in term debt.  Because the Subordinated Debt is treated as Tier 2 capital for regulatory capital purposes, the Agreement does not provide the Lender with any rights of acceleration or other remedies with regard to the Subordinated Debt upon an event of default caused by the Company’s breach of a financial covenant.  In its last notice to the Company, the Lender indicated that after the 30 day period lapsed following their notice of default, the Lender would not extend any additional credit or make additional disbursements to or for the benefit of the Company.  The Lender also indicated that it is not presently exercising any of its other rights or remedies under the Agreement and that it reserves all of its rights and remedies available to the Lender.  The Company and the Lender continue to engage in discussions regarding the potential resolution of the issues, which could include a change in the covenants and/or other terms.

Other major borrowing category changes from December 31, 2008 included a decrease of $159.6 million, or 94.3%, in other short-term borrowings, primarily Federal Home Loan Bank of Chicago (“FHLBC”) advances.  In the stockholders’ equity category, the United States Department of the Treasury completed its investment of $73.0 million in Series B fixed rate cumulative perpetual preferred stock and warrants to purchase common stock of the Company as part of the Capital Purchase Program during the first quarter of 2009.  The $4.8 million of fair value that was ascribed to the warrants is carried in additional paid-in capital.

Non-GAAP Presentations: Management has traditionally disclosed certain non-GAAP ratios to evaluate and measure the Company’s performance, including a net interest margin calculation.  The net interest margin is calculated by dividing net interest income on a tax equivalent basis by average earning assets for the period.  Management believes this measure provides investors with information regarding balance sheet profitability.  Management also presents an efficiency ratio that is non-GAAP.  The efficiency ratio is calculated by dividing adjusted non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income.  Management believes this measure provides investors with information regarding the Company’s operating efficiency and how management evaluates performance internally.  The tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

Forward Looking Statements: This report may contain forward-looking statements.  Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the Company’s beliefs as of the date of this release.  Actual events and results may differ significantly from those described in such forward-looking statements, due to changes in the economy, interest rates or other factors.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  For additional information concerning the Company and its business, including other factors that could materially affect the Company’s financial results, please review our filings with the Securities and Exchange Commission, including the Company’s Form 10-K for 2008.

Financial Highlights (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2009	2008	2009	2008
Summary Statements of Operations:
Net interest income	$21,022	$23,633	$64,902	$66,101
Provision for loan losses	9,650	6,300	66,575	9,100
Non-interest income	10,043	7,800	29,239	26,763
Non-interest expense	20,069	19,663	121,906	59,915
(Benefit) provision for income taxes	(126)	1,349	(38,370)	6,842
Net income (loss)	1,472	4,121	(55,970)	17,007
Net income (loss) available to common stockholders	351	4,121	(59,127)	17,007

Key Ratios (annualized):
Return on average assets	0.21%	0.56%	-2.61%	0.78%
Return to common stockholders on average assets	0.05%	0.56%	-2.75%	0.78%
Return on average equity	2.79%	8.06%	-30.81%	11.65%
Return on average common equity	0.99%	8.06%	-44.39%	11.65%
Net interest margin (non-GAAP tax equivalent)(1)	3.39%	3.61%	3.39%	3.41%
Efficiency ratio (non-GAAP tax equivalent)(1)	63.55%	60.89%	67.29%	62.78%
Tangible capital to assets	7.57%	4.68%	7.57%	4.68%
Tangible common capital to assets	5.02%	4.68%	5.02%	4.68%
Total capital to risk weighted assets (2)	13.67%	10.67%	13.67%	10.67%
Tier 1 capital to risk weighted assets (2)	10.45%	7.84%	10.45%	7.84%
Tier 1 capital to average assets	8.86%	6.68%	8.86%	6.68%

Per Share Data:
Basic earnings (loss) per share	$0.03	$0.30	$-4.26	$1.26
Diluted earnings (loss) per share	$0.03	$0.30	$-4.26	$1.25
Dividends declared per share	$0.01	$0.16	$0.09	$0.47
Common book value per share	$10.27	$14.41	$10.27	$14.41
Tangible common book value per share	$9.77	$9.52	$9.77	$9.52
Ending number of shares outstanding	13,823,321	13,756,186	13,823,321	13,756,186
Average number of shares outstanding	13,823,622	13,747,723	13,813,441	13,520,949
Diluted average shares outstanding	13,936,458	13,832,875	13,900,749	13,636,166

End of Period Balances:
Loans	$2,152,691	$2,251,425	$2,152,691	$2,251,425
Deposits	2,335,667	2,329,192	2,335,667	2,329,192
Stockholders’ equity	210,815	198,168	210,815	198,168
Total earning assets	2,498,053	2,705,166	2,498,053	2,705,166
Total assets	2,699,094	2,950,174	2,699,094	2,950,174

Average Balances:
Loans	$2,196,063	$2,223,128	$2,234,343	$2,152,601
Deposits	2,372,140	2,348,622	2,389,108	2,351,588
Stockholders’ equity	209,455	203,422	242,846	194,960
Total earning assets	2,553,872	2,699,323	2,654,014	2,686,182
Total assets	2,733,418	2,937,265	2,869,533	2,910,262

(1) Tabular disclosures of the tax equivalent calculation including the net interest margin and efficiency ratio for the quarters ending September 30, 2009 and 2008, respectively, are presented on page 15.

(2) The Company and the Bank are subject to regulatory capital requirements administered by federal banking agencies.  Those agencies define the basis for these calculations including the prescribed methodology for the calculation of the amount of risk-weighted assets.

Financial Highlights, continued  (unaudited)

In thousands, except share data

	Three Months Ended		Year to Date
	September 30,		September 30,
	2009	2008	2009	2008

Asset Quality
Charge-offs	$26,374	$3,812	$50,254	$5,079
Recoveries	176	104	411	280
Net charge-offs	$26,198	$3,708	$49,843	$4,799
Provision for loan losses	9,650	6,300	66,575	9,100
Allowance for loan losses to loans	2.69%	1.07%	2.69%	1.07%

	September 30,		December 31,
	2009	2008	2008

Non-accrual loans(1)	$167,413	$57,853	$106,511
Restructured loans	7,743	—	—
Loans past due 90 days	902	7,853	2,119
Non-performing loans	176,058	65,706	108,630
Other real estate	24,492	925	15,212
Non-performing assets	$200,550	$66,631	$123,842

(1) Includes $26.3 million in non-accrual restructured loans

Major Classifications of Loans
Commercial and industrial	$215,189	$255,161	$244,019
Real estate - commercial	941,307	865,046	929,576
Real estate - construction	303,765	403,915	373,704
Real estate - residential	677,198	694,556	701,221
Installment	11,682	27,761	19,116
Overdraft	808	1,161	761
Lease financing receivables	4,194	5,317	4,396
	2,154,143	2,252,917	2,272,793
Unearned origination fees, net	(1,452)	(1,492)	(1,679)
	$2,152,691	$2,251,425	$2,271,114

Major Classifications of Deposits
Non-interest bearing	$314,669	$312,988	$318,092
Savings	168,333	108,121	109,991
NOW accounts	431,726	289,787	274,888
Money market accounts	394,917	583,594	543,325
Certificates of deposits of less than $100,000	620,571	622,369	696,240
Certificates of deposits of $100,000 or more	405,451	412,333	444,592
	$2,335,667	$2,329,192	$2,387,128

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands)

	(unaudited)
	September 30,	December 31,
	2009	2008
Assets
Cash and due from banks	$37,449	$66,099
Interest bearing deposits with financial institutions	75,456	809
Federal funds sold	1,235	5,497
Short-term securities available-for-sale	4,039	809
Cash and cash equivalents	118,179	73,214
Securities available-for-sale	242,354	405,577
Federal Home Loan Bank and Federal Reserve Bank stock	13,044	13,044
Loans held-for-sale	9,234	23,292
Loans	2,152,691	2,271,114
Less: allowance for loan losses	58,003	41,271
Net loans	2,094,688	2,229,843
Premises and equipment, net	59,571	62,522
Other real estate owned	24,492	15,212
Mortgage servicing rights, net	1,579	1,374
Goodwill, net	—	59,040
Core deposit and other intangible asset, net	6,946	7,821
Bank-owned life insurance (BOLI)	49,702	48,754
Accrued interest and other assets	79,305	44,912
Total assets	$2,699,094	$2,984,605

Liabilities
Deposits:
Non-interest bearing demand	$314,669	$318,092
Interest bearing:
Savings, NOW, and money market	994,976	928,204
Time	1,026,022	1,140,832
Total deposits	2,335,667	2,387,128
Securities sold under repurchase agreements	21,835	46,345
Federal funds purchased	—	28,900
Other short-term borrowings	9,739	169,383
Junior subordinated debentures	58,378	58,378
Subordinated debt	45,000	45,000
Notes payable and other borrowings	500	23,184
Accrued interest and other liabilities	17,160	33,191
Total liabilities	2,488,279	2,791,509

Stockholders’ Equity
Preferred stock	68,827	—
Common stock	18,373	18,304
Additional paid-in capital	64,184	58,683
Retained earnings	152,655	213,031
Accumulated other comprehensive income (loss)	1,580	(2,123)
Treasury stock	(94,804)	(94,799)
Total stockholders’ equity	210,815	193,096
Total liabilities and stockholders’ equity	$2,699,094	$2,984,605

Old Second Bancorp, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except share data)

	(unaudited)		(unaudited)
	Three Months Ended		Year to Date
	September 30,		September 30,
	2009	2008	2009	2008
Interest and Dividend Income
Loans, including fees	$29,060	$33,961	$89,008	$102,523
Loans held-for-sale	165	89	782	497
Securities, taxable	1,278	3,574	7,247	12,500
Securities, tax exempt	1,343	1,484	4,190	4,481
Dividends from Federal Reserve Bank and Federal Home Loan Bank stock	56	17	169	51
Federal funds sold	14	40	17	124
Interest bearing deposits	27	30	31	41
Total interest and dividend income	31,943	39,195	101,444	120,217
Interest Expense
Savings, NOW, and money market deposits	1,586	3,563	4,978	11,877
Time deposits	7,972	8,987	26,735	32,742
Securities sold under repurchase agreements	13	182	128	720
Federal funds purchased	—	196	73	1,359
Other short-term borrowings	36	848	257	2,249
Junior subordinated debentures	1,071	1,072	3,215	3,209
Subordinated debt	241	495	1,040	1,287
Notes payable and other borrowings	2	219	116	673
Total interest expense	10,921	15,562	36,542	54,116
Net interest and dividend income	21,022	23,633	64,902	66,101
Provision for loan losses	9,650	6,300	66,575	9,100
Net interest and dividend income (expense) after provision for loan losses	11,372	17,333	(1,673)	57,001
Non-interest Income
Trust income	2,042	1,952	5,777	6,324
Service charges on deposits	2,285	2,543	6,570	6,911
Secondary mortgage fees	270	157	1,148	672
Mortgage servicing income	128	137	399	432
Net gain on sales of mortgage loans	1,799	938	6,995	4,651
Securities gains (losses), net	454	(20)	1,768	1,363
Increase in cash surrender value of bank owned life insurance	474	65	948	685
Debit card interchange income	693	623	1,904	1,792
Net interest rate swap gains and fees	712	71	145	219
Other income	1,186	1,334	3,585	3,714
Total non-interest income	10,043	7,800	29,239	26,763
Non-interest Expense
Salaries and employee benefits	9,421	10,630	29,982	33,825
Occupancy expense, net	1,427	1,478	4,587	4,475
Furniture and equipment expense	1,673	1,713	5,155	5,084
FDIC insurance	822	380	4,060	992
Amortization of core deposit and other intangible asset	292	301	875	797
Advertising expense	313	592	987	1,600
Impairment of goodwill	—	—	57,579	—
Other real estate expense	1,693	18	5,572	23
Other expense	4,428	4,551	13,109	13,119
Total non-interest expense	20,069	19,663	121,906	59,915
Income (loss) before income taxes	1,346	5,470	(94,340)	23,849
(Benefit) provision for income taxes	(126)	1,349	(38,370)	6,842
Net income (loss)	$1,472	$4,121	$(55,970)	$17,007
Preferred stock dividends and accretion	1,121	—	3,157	—
Net income (loss) available to common stockholders	$351	$4,121	$(59,127)	$17,007

Basic earnings (loss) per share	$0.03	$0.30	$(4.26)	$1.26
Diluted earnings (loss) per share	0.03	0.30	(4.26)	1.25
Dividends declared per share	0.01	0.16	0.09	0.47

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Three Months ended September 30, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$39,792	$27	0.27%	$2,277	$30	5.16%
Federal funds sold	45,503	14	0.12	8,217	40	1.90
Securities:
Taxable	108,299	1,278	4.72	298,949	3,574	4.78
Non-taxable (tax equivalent)	138,727	2,066	5.96	150,496	2,283	6.07
Total securities	247,026	3,344	5.41	449,445	5,857	5.21
Dividends from FRB and FHLB stock	13,044	56	1.72	10,521	17	0.65
Loans and loans held-for-sale	2,208,507	29,277	5.19	2,228,863	34,110	5.99
Total interest earning assets	2,553,872	32,718	5.02	2,699,323	40,054	5.83
Cash and due from banks	46,072	—	—	51,600	—	—
Allowance for loan losses	(76,902)	—	—	(22,114)	—	—
Other non-interest bearing assets	210,376	—	—	208,456	—	—
Total assets	$2,733,418			$2,937,265

Liabilities and Stockholders’ Equity
NOW accounts	$404,657	$362	0.35%	$322,074	$760	0.94%
Money market accounts	400,223	974	0.97	577,267	2,658	1.83
Savings accounts	163,417	250	0.61	112,364	145	0.51
Time deposits	1,094,151	7,972	2.89	1,029,253	8,987	3.47
Total interest bearing deposits	2,062,448	9,558	1.84	2,040,958	12,550	2.45
Securities sold under repurchase agreements	22,563	13	0.23	45,285	182	1.60
Federal funds purchased	—	—	—	34,350	196	2.23
Other short-term borrowings	8,659	36	1.63	160,301	848	2.07
Junior subordinated debentures	58,378	1,071	7.34	58,378	1,072	7.35
Subordinated debt	45,000	241	2.10	45,000	495	4.30
Notes payable and other borrowings	500	2	1.57	24,484	219	3.50
Total interest bearing liabilities	2,197,548	10,921	1.97	2,408,756	15,562	2.57
Non-interest bearing deposits	309,692	—	—	307,664	—	—
Accrued interest and other liabilities	16,723	—	—	17,423	—	—
Stockholders’ equity	209,455	—	—	203,422	—	—
Total liabilities and stockholders’ equity	$2,733,418			$2,937,265
Net interest income (tax equivalent)		$21,797			$24,492
Net interest income (tax equivalent) to total earning assets			3.39%			3.61%
Interest bearing liabilities to earnings assets	86.05%			89.24%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

ANALYSIS OF AVERAGE BALANCES,

TAX EQUIVALENT INTEREST AND RATES

Nine Months ended September 30, 2009 and 2008

(Dollar amounts in thousands- unaudited)

	2009			2008
	Average			Average
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest bearing deposits	$14,633	$31	0.28%	$1,435	$41	3.75%
Federal funds sold	19,639	17	0.11	7,828	124	2.08
Securities:
Taxable	208,248	7,247	4.64	349,263	12,500	4.77
Non-taxable (tax equivalent)	143,586	6,446	5.99	153,494	6,894	5.99
Total securities	351,834	13,693	5.19	502,757	19,394	5.14
Dividends from FRB and FHLB stock	13,044	169	1.73	10,247	51	0.66
Loans and loans held-for-sale	2,254,864	89,953	5.26	2,163,915	103,176	6.26
Total interest earning assets	2,654,014	103,863	5.17	2,686,182	122,786	6.02
Cash and due from banks	44,474	—	—	50,061	—	—
Allowance for loan losses	(56,778)	—	—	(20,578)	—	—
Other non-interest bearing assets	227,823	—	—	194,597	—	—
Total assets	$2,869,533			$2,910,262

Liabilities and Stockholders’ Equity
NOW accounts	$339,068	$942	0.37%	$292,457	$2,217	1.01%
Money market accounts	450,930	3,431	1.02	553,800	9,173	2.21
Savings accounts	144,862	605	0.56	111,292	487	0.58
Time deposits	1,142,202	26,735	3.13	1,079,447	32,742	4.05
Total interest bearing deposits	2,077,062	31,713	2.04	2,036,996	44,619	2.93
Securities sold under repurchase agreements	33,018	128	0.52	45,621	720	2.11
Federal funds purchased	19,988	73	0.48	59,075	1,359	3.02
Other short-term borrowings	55,952	257	0.61	119,767	2,249	2.47
Junior subordinated debentures	58,378	3,215	7.34	58,267	3,209	7.34
Subordinated debt	45,000	1,040	3.05	38,923	1,287	4.34
Notes payable and other borrowings	6,471	116	2.36	23,811	673	3.71
Total interest bearing liabilities	2,295,869	36,542	2.13	2,382,460	54,116	3.03
Non-interest bearing deposits	312,046	—	—	314,592	—	—
Accrued interest and other liabilities	18,772	—	—	18,250	—	—
Stockholders’ equity	242,846	—	—	194,960	—	—
Total liabilities and stockholders’ equity	$2,869,533			$2,910,262
Net interest income (tax equivalent)		$67,321			$68,670
Net interest income (tax equivalent) to total earning assets			3.39%			3.41%
Interest bearing liabilities to earnings assets	86.51%			88.69%

Notes:	Nonaccrual loans are included in the above stated average balances.
Tax equivalent basis is calculated using a marginal tax rate of 35%.

The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.  (Dollar amounts in thousands- unaudited)

	Three Months Ended		Year to Date
	September 30,		September 30,
	2009	2008	2009	2008
Net Interest Margin
Interest income (GAAP)	$31,943	$39,195	$101,444	$120,217
Taxable-equivalent adjustment:
Loans	52	60	163	156
Securities	723	799	2,256	2,413
Interest income - FTE	32,718	40,054	103,863	122,786
Interest expense (GAAP)	10,921	15,562	36,542	54,116
Net interest income - FTE	$21,797	$24,492	$67,321	$68,670
Net interest income - (GAAP)	$21,022	$23,633	$64,902	$66,101
Average interest earning assets	$2,553,872	$2,699,323	$2,654,014	$2,686,182
Net interest margin (GAAP)	3.27%	3.48%	3.27%	3.29%
Net interest margin - FTE	3.39%	3.61%	3.39%	3.41%

Efficiency Ratio
Non-interest expense	$20,069	$19,663	$121,906	$59,915
Less amortization of core deposit and other intangible asset	292	301	875	797
Less impairment of goodwill	—	—	57,579	—
Less (gain) loss on sale of OREO	(169)	13	(461)	13
Less one time settlement to close office	—	—	125	55
Less merger costs	—	25	—	942
Adjusted non-interest expense	19,946	19,324	63,788	58,108
Net interest income (GAAP)	21,022	23,633	64,902	66,101
Taxable-equivalent adjustment:
Loans	52	60	163	156
Securities	723	799	2,256	2,413
Net interest income - FTE	21,797	24,492	67,321	68,670
Non-interest income	10,043	7,800	29,239	26,763
Less securities gains, net	454	(20)	1,768	1,363
Non-interest income net of securities gains, net, plus net interest income - FTE	31,386	32,312	94,792	94,070
Efficiency ratio	63.55%	59.80%	67.29%	61.77%